Exhibit 99

                               Intelli-Check, Inc
                             246 Crossways Park West
                            Woodbury, New York 11797



               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

March 6, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Intelli-Check, Inc has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,


Intelli-Check, Inc.


/s/ Edwin Winiarz
------------------------------
Edwin Winiarz
Senior Executive VP and Chief Financial Officer